Exhibit 10.61

Translation from French — For information purposes

AGREEMENT

Between:	La Société de la Bourse des valeurs mobilières de Bruxelles S. C. Palais de la Bourse 1000 BRUSSELS

Represented by Mr. Etienne COOREMAN, Chairman of the Board of Directors, and by Mr. Henri SERVAIS, Vice-Chairman of the Board of Directors.

And:	Mr. Olivier LEFEBVRE

WHEREAS

Mr. Olivier LEFEBVRE was appointed as member of the Executive Committee of the company by a ministerial decree dated December 20, 1995, for a six-year period (the “Period”) beginning on January 1st, 1996, in accordance with the law of April 6, 1995 relating to secondary markets, status and control of investment companies, investment intermediaries and counsels, published in the Moniteur Belge on June 3, 1995.

This agreement sets forth the terms and conditions according to which the duties of member of the Executive Committee shall be carried out.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS

Article 1:               Mission

Without prejudice to the missions devoted to the Executive Committee as “market authority” by articles 16 et seq. of the law of April 6, 1995, Mr. Olivier LEFEBVRE shall carry out, collectively with the other members of the Executive Committee, the management of the company, within the limits of the general strategy defined by the Board of Directors and in accordance with the above-mentioned law, the decrees enforcing it, the by-laws of the company et the delegations of authority voted by the Board of Directors.

Article 2:               Terms and conditions of execution

A.                                     The position of “member of the Executive Committee” is a full-time position. Except with the prior consent of the Board of Directors, Mr. Olivier LEFEBVRE shall not carry out or initiate any other employment or independent work, whether paid or unpaid, on behalf of any other company or on his own behalf during the term of his appointment;  such consent may not be given for any of the employments, positions or terms of office listed in article 16, paragraph 2 of the law of April 6, 1995.

However, Mr. Olivier LEFEBVRE may teach courses at university level.

B.                                       The position of “member of the Executive Committee” does not imply any relation of subordination constituting a salaried employment relationship;  as a result, Mr. Olivier LEFEBVRE shall comply, under his sole responsibility, with the employment and tax regulations applying to independent workers.

As a management organ of the company, his services are not liable to VAT, pursuant to current Belgian law.

However, it is agreed between the parties that if such a law was modified during his appointment, the cost of Mr. Olivier LEFEBVRE’s VAT liability would be borne by the company.

Article 3:               Compensation

Mr. Olivier LEFEBVRE’s gross annual compensation shall amount to eight million eight hundred thousand Francs.  This amount shall be paid on a monthly basis, by twelfth.

This compensation shall be indexed every year on January 1st and subject to the evolution of the retail prices index, the health index being used as the reference index and the base index being the December 1995 index.

Vehicle expenses shall be borne by the company up to an amount of FBF one million per annum, to be divided among the three members of the Executive Committee.

Other expenses relating to transportation, representation or any item relating to the position shall also be borne by the company.

The company shall also bear costs relating to the subscription of a group insurance policy within the limit of the compensation agreed above.

Article 4:               Disablement

In case of disablement due to ill health or accident, the compensation and benefits described in article 3 shall be paid during the first six months of disablement.

Article 5:               Termination

A.                                   This agreement shall be terminated in case of:

1.                                       Death of Mr. Olivier LEFEBVRE.

2.                                       Resignation of Mr. Olivier LEFEBVRE.

3.                                       Removal for professional indignity or serious default in the performance of his obligations under this agreement, in accordance with article 15 § 1 alinéa 3 — 3° of the law of April 6, 1995.

4.                                       Removal in accordance with article 15 § 1 alinéa 3, 1° and 2° of the law of April 6, 1995, on proposal of the Board of Directors on a majority of ¾ of its members. A physical incapacity, caused by ill health or accident, of more than 12 months of any member of the Executive Committee may be a circumstance under which such removal may be decided.

5.                                       Removal decided by the Minister of Finance, in accordance with article 5§ 2 of the law of April 6, 1995.

6.                                       Expiration of the appointment and absence of renewal of the ministerial appointment.

B.                                     No indemnity shall be paid in case of death of Mr. Olivier LEFEBVRE or of removal for professional indignity or serious default.

By the terms “professional indignity or serious default”, the Parties agree to designate the serious motive such as defined under article 35 of the law of July 3, 1978 relating to employment agreements, without prejudice to the relative autonomy inherent to the position, as defined by the law of April 6, 1995.

C.                                     Under the specific circumstances under which it shall happen, the resignation may give way to an indemnity, the amount of which shall be valued ex aequo et bono.

D.                                    In case of a removal occurring before the term of the appointment, except in situations described in paragraph B, an irreducible and lump sum payment amounting to 2 years of compensation shall be paid; the term “compensation” shall mean the amount described in article 3 such as indexed for the last time before removal.

E.                                      Six months before the end of the legally appointed term of office, the Board of Directors shall inform Mr. Olivier LEFEBVRE of its intention to ask or not to ask for the renewal of this term of office to the Minister of Finance.

In case of non-renewal of the appointment (A 7) at the end of the six-year period, Mr. Olivier LEFEBVRE shall be entitled to the following indemnity:

•                  During a first 6-month period, the indemnity shall be equal to 100 % of the compensation such as defined in article 5 and resulting from the last indexation.

•                  During a second 6-month period, the indemnity shall be equal to 80 % of the above-mentioned compensation.

•                  During a third period of twelve months, the indemnity shall be equal to 70 % of above-mentioned compensation.

•                  Should Mr. Olivier LEFEBVRE find a new position during this period, the indemnity to be eventually paid to him shall be equal to the difference between the amount of the above-mentioned indemnity and the amount of the compensation received in connection with his new position.

Article 6:               Arbitration clause

Any dispute relating to execution, interpretation or termination of this agreement shall be referred to an arbitral panel.

As a result, and in the situation referred to in the previous paragraph, the parties agree to refer their disputes to an arbitration panel composed of three arbitrators;  each party shall appoint an arbitrator of its choice.  The two arbitrators so nominated shall appoint the third arbitrator;  if such arbitrators are unable to select a third arbitrator, the third arbitrator shall be appointed by the President of the Tribunal de Première Instance of Brussels in accordance with article 1685 of the Code Judiciaire.

The arbitrators shall be dispensed with complying, in the course of proceedings, the delays and forms applied by Courts.

The authority of the arbitrators shall end at the expiration of a three-month period starting on the date of close of hearing, period within which their decision shall be rendered; the arbitrators shall pronounce close of hearing when the parties are finished with appearing, pleading and filing, if necessary, on the date set to do so.

However, when the arbitrators have to render a decision relating to seriousness of default, in accordance with article 5 paragraph B, the above-defined three-month period shall be of one month.

Except for the disputes referred to in the previous paragraph, any injunction shall automatically prorogate the authority of the arbitrators, who then shall render their decision within a two-month period as from the date of close of hearing taking place following this injunction.

Delays shall be suspended from July 1st to August 31.

The arbitrators shall not render their decision as amiables compositeurs.

Their decision shall be final and binding upon the parties to the arbitration.

The arbitrators shall send a copy of their award to the parties, by registered letter;  they shall only file their award with the competent Court upon request of a party.

The expenses relating to filing and completion of award shall be borne by the party responsible for initiating them.

Mr. Olivier LEFEBVRE shall keep the financial benefits defined in this agreement during the arbitration proceedings, except for these proceedings to take place after the end of the agreement.

Article 7:               Renewal

If the term of office is renewed, this agreement shall stand as such, except for modifications agreed upon within three months after renewal.

In Brussels, in two originals, on

Each party acknowledges reception of a copy,

Mr. Olivier LEFEBVRE

For the Société de la Bourse des valeurs mobilières de Bruxelles,

Mr. Etienne COORMAN

Chairman of the Board of Directors

Mr. Henri SERVAIS

Vice-Chairman of the Board of Directors